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                                                                     Exhibit (n)


                   FORM OF PACIFIC CAPITAL FUNDS (THE "TRUST")
                           PLAN PURSUANT TO RULE 18F-3

         The Trust hereby adopts this plan pursuant to Rule 18f-3 under the Investment Company Act of 1940, as amended, on behalf of each of its series:
Growth Stock Fund, Growth and Income Fund, Value Fund, Small Cap Fund, New Asia Growth Fund, International Stock Fund, Tax-Free Securities Fund, Tax-Free Short Intermediate Securities Fund, Diversified Fixed Income Fund, Ultra Short Government Fund and Short Intermediate U.S. Government Securities Fund (the "Funds"). This plan sets forth the separate arrangement and expense allocation of each class of shares of the Funds. Any material amendment to this plan is subject to prior approval of the Board of Trustees, including a majority of the independent Trustees.

                              CLASS CHARACTERISTICS

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
Class A  Shares:                 Class A shares bear the  expenses of the ongoing  Rule 12b-1 fees applicable to that Class.  Specific shareholders within
                                 Class A may be  subject to an  initial  sales  charge as set forth in each Fund's  current  prospectus  and  statement of additional information (together, the "prospectus").



Class B  Shares:                 Class B shares bear the  expenses of the ongoing  Rule 12b-1 fees applicable to that Class.  Specific shareholders within
                                 Class B may be subject to a contingent deferred sales charge as set forth in each Fund's prospectus.



Class C  Shares:                 Class C shares bear the  expenses of the ongoing  Rule 12b-1 fees applicable to that Class.  Specific shareholders within
                                 Class C may be  subject  to a  initial  sales  charge as set forth in each Fund's prospectus.



Class Y Shares:                  Class Y shares are not subject to any initial sales charge, CDSC or
                                 Rule 12b-1 fee.
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                         INCOME AND EXPENSE ALLOCATIONS

         Income, any realized and unrealized capital gains and losses, and expenses not allocated to a particular class, will be allocated to each class on the basis of the net asset value of that class in relation to the net asset value of the Fund.

                           DIVIDENDS AND DISTRIBUTIONS

         Dividends and other distributions paid by the Fund to each class of shares, to the extent paid, will be paid on the same day and at the same time, and will be determined in the same manner and will be in the same amount, except that the amount of the dividends



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and other distributions declared and paid by a particular class may be different from that paid by another class because of Rule 12b-1 fees and other expenses borne exclusively by that class.


                               EXCHANGE PRIVILEGE

         Holders of Class A, Class B, Class C and Class Y shares shall have such exchange privileges as set forth in each Fund's current prospectus. Exchange privileges may vary among Classes.

                               CONVERSION FEATURES

         Holders of Class Y shares who terminate their qualified trust account, employee benefit account or other qualifying relationship with an Institution (as defined in the Class Y prospectus) shall be subject to an automatic conversion feature whereby such Class Y shareholders will have their Class Y shares of a Fund converted to Class A shares of the same Fund on the basis of the relative net asset value of the shares of the two classes, without incurring any fee, sales load or other charge. Class B shares convert to Class A shares approximately 8 years after purchase, as set forth in each Fund's prospectus. There is no conversion feature applicable to Class A or Class C shares.

                          OTHER RIGHTS AND OBLIGATIONS

         Except as otherwise described above, in all respects, each Class shall have the same rights and obligations as each other Class.

                                  VOTING RIGHTS

         Each Class has exclusive voting rights on any matter submitted to shareholders that relates solely to its ongoing distribution fees of the Class. Each Class shall have separate voting rights on any matter submitted to shareholders in which the interests of one Class differ from the interests of any other Class.

As amended:  __________________________________, 2004